TRANSALTA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)
(in millions of Canadian dollars except per share amounts)
	3 months ended Sept. 30		9 months ended Sept. 30
Unaudited	2012	2011	2012	2011

Revenues (Note 6)	538	629	1,601	1,962
Fuel and purchased power (Note 7)	208	258	546	655
Gross margin	330	371	1,055	1,307
Operations, maintenance, and administration (Note 7)	117	138	375	400
Depreciation and amortization	122	115	390	349
Asset impairment charges (reversal) (Note 8)	(41)	5	324	14
Inventory writedown (reversal) (Note 15)	(8)	-	34	-
Taxes, other than income taxes	8	7	22	21
Operating income (loss)	132	106	(90)	523
Finance lease income	1	2	5	6
Equity income (loss) (Note 9)	-	14	(5)	16
Sundance Units 1 and 2 arbitration (Note 5)	(7)	-	(254)	-
Gain on sale of facilities (Note 3)	-	-	3	3
Other income	-	1	1	2
Foreign exchange gain (loss)	2	1	(7)	-
Gain on sale of collateral (Note 4)	15	-	15	-
Net interest expense (Notes 10 and 13)	(58)	(54)	(182)	(151)
Earnings (loss) before income taxes	85	70	(514)	399
Income tax expense (Note 11)	14	9	92	95
Net earnings (loss)	71	61	(606)	304

Net earnings (loss) attributable to:
TransAlta shareholders	64	54	(631)	277
Non-controlling interests	7	7	25	27
	71	61	(606)	304

Net earnings (loss) attributable to TransAlta shareholders	64	54	(631)	277
Preferred share dividends (Note 23)	8	4	21	11
Net earnings (loss) attributable to common shareholders	56	50	(652)	266
Weighted average number of common shares outstanding in the period (millions)	234	223	229	222

Net earnings (loss) per share attributable to common shareholders, basic and diluted	0.24	0.22	(2.85)	1.20

See accompanying notes.

TRANSALTA CORPORATION / Q3 2012   1

TRANSALTA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in millions of Canadian dollars)

	3 months ended Sept. 30		9 months ended Sept. 30
Unaudited	2012	2011	2012	2011

Net earnings (loss)	71	61	(606)	304
Other comprehensive income (loss)
Gains (losses) on translating net assets of foreign operations	(49)	87	(36)	43
Gains (losses) on financial instruments designated as hedges of foreign operations, net of tax(1)	36	(68)	25	(42)
Gains (losses) on derivatives designated as cash flow hedges, net of tax(2)	(30)	17	(21)	(38)
Reclassification of losses on derivatives designated as cash flow hedges to non-financial assets, net of tax(3)	2	-	3	-
Reclassification of (gains) losses on derivatives designated as cash flow hedges to net earnings, net of tax(4)	62	(54)	14	(203)
Net actuarial gains (losses) on defined benefit plans, net of tax(5)	(5)	2	(29)	(19)
Other comprehensive loss of equity investees, net of tax (6)	(2)	-	(2)	-
Other comprehensive income (loss)	14	(16)	(46)	(259)
Total comprehensive income (loss)	85	45	(652)	45

Total comprehensive income (loss) attributable to:
Common shareholders	77	40	(671)	22
Non-controlling interests	8	5	19	23
	85	45	(652)	45

(1) Net of income tax expense of 5 and 3 for the three and nine months ended Sept. 30, 2012 (2011 - 10 and 6 recovery), respectively.
(2) Net of income tax expense of 1 and 3 for the three and nine months ended Sept. 30, 2012 (2011 - 3 and 4 expense), respectively.
(3) Net of income tax recovery of 1 for the three and nine months ended Sept. 30, 2012 (2011 - nil), respectively.
(4) Net of income tax recovery of 10 and an expense of 13 for the three and nine months ended Sept. 30, 2012 (2011 - 6 and 99 expense), respectively.
(5) Net of income tax recovery of 2 and 10 for the three and nine months ended Sept. 30, 2012 (2011 - nil and 7 recovery), respectively.
(6) Net of income tax recovery of 1 for the three and nine months ended Sept. 30, 2012 (2011 - nil), respectively.

See accompanying notes.

 2  TRANSALTA CORPORATION / Q3 2012

TRANSALTA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in millions of Canadian dollars)

Unaudited	Sept. 30, 2012	Dec. 31, 2011
Cash and cash equivalents (Note 14)	71	49
Accounts receivable	562	541
Current portion of finance lease receivable	8	3
Collateral paid (Note 13)	16	45
Prepaid expenses	12	8
Risk management assets (Notes 12 and 13)	219	391
Inventory (Note 15)	98	85
Income taxes receivable (Note 16)	3	2
	989	1,124
Investments (Note 9)	178	193
Long-term receivable (Note 4)	-	18
Finance lease receivable (Note 3)	347	42
Property, plant, and equipment (Note 17)
Cost	11,331	11,386
Accumulated depreciation	(4,365)	(4,115)
	6,966	7,271

Goodwill	447	447
Intangible assets	279	276
Deferred income tax assets	55	176
Risk management assets (Notes 12 and 13)	71	99
Other assets (Note 18)	91	90
Total assets	9,423	9,736

Accounts payable and accrued liabilities	426	463
Decommissioning and other provisions (Note 19)	53	99
Collateral received (Note 13)	4	16
Risk management liabilities (Notes 12 and 13)	207	208
Income taxes payable	7	22
Dividends payable (Notes 13, 22 and 23)	69	67
Current portion of long-term debt (Notes 12, 13 and 20)	304	316
	1,070	1,191
Long-term debt (Notes 12, 13 and 20)	3,863	3,721
Decommissioning and other provisions (Note 19)	281	283
Deferred income tax liabilities	437	491
Risk management liabilities (Notes 12 and 13)	126	142
Deferred credits and other long-term liabilities (Note 21)	309	281
Equity
Common shares (Note 22)	2,677	2,273
Preferred shares (Note 23)	781	562
Contributed surplus	9	9
Retained earnings (deficit)	(323)	527
Accumulated other comprehensive loss (Note 24)	(142)	(102)
Equity attributable to shareholders	3,002	3,269
Non-controlling interests	335	358
Total equity	3,337	3,627
Total liabilities and equity	9,423	9,736

Contingencies (Note 25)
Commitments (Notes 17 and 26)
Subsequent events (Note 29)

See accompanying notes.

3  TRANSALTA CORPORATION / Q3 2012

TRANSALTA CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(in millions of Canadian dollars)

9 months ended Sept. 30, 2012
Unaudited	Common shares	Preferred shares	Contributed surplus	Retained earnings (deficit)	Accumulated other comprehensive loss(1)	Attributable to shareholders	Attributable to non-controlling interests	Total

Balance, Dec. 31, 2011	2,273	562	9	527	(102)	3,269	358	3,627
Net earnings (loss)	-	-	-	(631)	-	(631)	25	(606)
Other comprehensive income (loss):
Net losses on translating net assets of foreign operations, net of hedges and of tax	-	-	-	-	(11)	(11)	-	(11)
Net gains (losses) on derivatives designated as cash flow hedges, net of tax	-	-	-	-	2	2	(6)	(4)
Net actuarial losses on defined benefits plans, net of tax	-	-	-	-	(29)	(29)	-	(29)
Other comprehensive loss of equity investees	-	-	-	-	(2)	(2)	-	(2)
Total comprehensive income (loss)						(671)	19	(652)
Common share dividends	-	-	-	(198)	-	(198)	-	(198)
Preferred share dividends	-	-	-	(21)	-	(21)	-	(21)
Distributions to non-controlling interests	-	-	-	-	-	-	(42)	(42)
Common shares issued	404	-	-	-	-	404	-	404
Preferred shares issued	-	219	-	-	-	219	-	219
Balance, Sept. 30, 2012	2,677	781	9	(323)	(142)	3,002	335	3,337

4   TRANSALTA CORPORATION / Q3 2012

9 months ended Sept. 30, 2011
Unaudited	Common shares	Preferred shares	Contributed surplus	Retained earnings	Accumulated other comprehensive income (loss)(1)	Attributable to shareholders	Attributable to non-controlling interests	Total

Balance, Dec. 31, 2010	2,204	293	7	431	185	3,120	431	3,551
Net earnings	-	-	-	277	-	277	27	304
Other comprehensive income (loss):
Net gains on translating net assets of foreign operations, net of hedges and of tax	-	-	-	-	1	1	-	1
Net losses on derivatives designated as cash flow hedges, net of tax	-	-	-	-	(237)	(237)	(4)	(241)
Net actuarial losses on defined benefits plans, net of tax	-	-	-	-	(19)	(19)	-	(19)
Total comprehensive income						22	23	45
Common share dividends	-	-	-	(130)	-	(130)	-	(130)
Preferred share dividends	-	-	-	(11)	-	(11)	-	(11)
Distributions to non-controlling interests	-	-	-	-	-	-	(74)	(74)
Common shares issued	52	-	-	-	-	52	-	52
Effect of share-based payment plans	-	-	1	-	-	1	-	1
Balance, Sept. 30, 2011	2,256	293	8	567	(70)	3,054	380	3,434
(1) Refer to Note 24 for details on components of, and changes in, Accumulated other comprehensive income (loss).

See accompanying notes.

5   TRANSALTA CORPORATION / Q3 2012

TRANSALTA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions of Canadian dollars)
	3 months ended Sept. 30		9 months ended Sept. 30
Unaudited	2012	2011	2012	2011

Operating activities
Net earnings (loss)	71	61	(606)	304
Depreciation and amortization (Note 27)	129	126	419	383
Gain on sale of facilities (Note 3)	-	-	(3)	(3)
Accretion of provisions (Note 19)	5	6	14	15
Decommissioning and restoration costs settled (Note 19)	(12)	(7)	(25)	(23)
Deferred income tax expense (recovery) (Note 11)	1	5	83	79
Unrealized (gain) loss from risk management activities (Note 13)	77	(13)	102	(160)
Unrealized foreign exchange (gain) loss	(4)	(10)	7	(8)
Provisions	19	-	17	22
Asset impairment charges (reversal) (Note 8)	(41)	5	324	14
Sundance Units 1 and 2 impairment charge (Notes 5 and 8)	-	-	43	-
Equity (income) loss, net of distributions received (Note 9)	-	(14)	5	(16)
Other non-cash items	(13)	9	(13)	13
Cash flow from operations before changes in working capital	232	168	367	620
Change in non-cash operating working capital balances (Note 28)	(218)	44	(92)	(117)
Cash flow from operating activities	14	212	275	503

Investing activities
Additions to property, plant, and equipment (Note 17)	(173)	(127)	(485)	(318)
Additions to intangibles	(9)	(5)	(27)	(16)
Acquisition of finance lease (Note 3)	(312)	-	(312)	-
Proceeds on sale of property, plant, and equipment	-	1	-	3
Proceeds on sale of facilities	-	-	3	30
Resolution of outstanding tax matters (Note 16)	9	-	9	3
Realized gains (losses) on financial instruments (Note 13)	9	(3)	(1)	(5)
Net decrease in collateral received from counterparties (Note 13)	(9)	(40)	(12)	(96)
Net (increase) decrease in collateral paid to counterparties (Note 13)	18	1	27	(8)
Decrease in finance lease receivable	1	1	2	2
Other	(1)	(19)	(8)	(4)
Change in non-cash investing working capital balances	(16)	9	(18)	9
Cash flow used in investing activities	(483)	(182)	(822)	(400)

Financing activities
Net increase in borrowings under credit facilities (Note 20)	301	55	514	355
Repayment of long-term debt (Note 20)	(307)	(2)	(312)	(232)
Dividends paid on common shares (Note 22)	(18)	(48)	(86)	(143)
Dividends paid on preferred shares (Note 23)	(7)	(4)	(21)	(11)
Net proceeds on issuance of common shares (Note 22)	292	-	293	1
Net proceeds on issuance of preferred shares (Note 23)	217	-	217	-
Realized gains on financial instruments	10	5	10	5
Distributions paid to subsidiaries' non-controlling interests	(9)	(9)	(42)	(44)
Other	(1)	1	(5)	(4)
Cash flow from (used in) financing activities	478	(2)	568	(73)
Cash flow from operating, investing, and financing activities	9	28	21	30
Effect of translation on foreign currency cash	1	-	1	1
Increase in cash and cash equivalents	10	28	22	31
Cash and cash equivalents, beginning of period	61	38	49	35
Cash and cash equivalents, end of period	71	66	71	66
Cash income taxes paid (recovered)	(3)	(1)	24	(5)
Cash interest paid	48	37	162	127

See accompanying notes.

6   TRANSALTA CORPORATION / Q3 2012

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Tabular amounts in millions of Canadian dollars, except as otherwise noted)

1.  ACCOUNTING POLICIES

A.  Basis of Preparation

These unaudited interim condensed consolidated financial statements have been prepared in accordance with International Accounting Standard 34 Interim Financial Reporting using the same accounting policies as those used in TransAlta Corporation’s (“TransAlta” or “the Corporation”) most recent annual consolidated financial statements.  These unaudited interim condensed consolidated financial statements do not include all of the disclosures included in the Corporation’s annual consolidated financial statements. Accordingly, these should be read in conjunction with the Corporation’s most recent annual consolidated financial statements.

The unaudited interim condensed consolidated financial statements include the accounts of the Corporation and the subsidiaries that it controls.  Control exists where the Corporation has the power to govern the financial and operating policies of the subsidiary so as to obtain benefits from its activities, generally indicated by ownership of, directly or indirectly, more than one-half of the voting rights.

The unaudited interim condensed consolidated financial statements have been prepared on a historical cost basis, except for certain financial assets and liabilities, which are stated at fair value.

These unaudited interim condensed consolidated financial statements reflect all adjustments which consist of normal recurring adjustments and accruals that are, in the opinion of management, necessary for a fair presentation of results.  TransAlta’s results are partly seasonal due to the nature of the electricity market and related fuel costs. Higher maintenance costs are ordinarily incurred in the second and third quarters when electricity prices are expected to be lower as electricity prices generally increase in the winter months in the Canadian market.

These unaudited interim condensed consolidated financial statements were authorized for issue by the Board of Directors on
Oct. 25, 2012.

B.  Use of Estimates

The preparation of these condensed consolidated financial statements in accordance with International Financial Reporting Standards (“IFRS”) requires management to use judgment and make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the period.  These estimates are subject to uncertainty.  Actual results could differ from these estimates due to factors such as fluctuations in interest rates, foreign exchange rates, inflation and commodity prices, and changes in economic conditions, legislation and regulations.  Refer to Note 2(Y) of the 2011 annual consolidated financial statements for a more detailed discussion of the critical accounting judgments and key sources of estimation uncertainty.

7  TRANSALTA CORPORATION / Q3 2012

2.  ACCOUNTING CHANGES

Current Accounting Changes

Change in Estimates – Useful Lives

As a result of amendments to Canadian federal regulations requiring that coal-fired plants be shut down after 50 years of operation, the Corporation has reviewed the useful lives of its Alberta coal-fired generating facilities and related coal mining assets and where permitted under the regulations, extended the useful lives to a maximum of 50 years.  The previous draft regulations proposed shut down after 45 years.  As a result, depreciation expense was reduced by $6 million for the three and nine months ended Sept. 30, 2012.  Depreciation expense is expected to be reduced by $12 million for the year ended Dec. 31, 2012 and by $23 million annually thereafter.

Prior Accounting Changes

On Jan. 1, 2011, the Corporation adopted IFRS for publicly accountable enterprises.  For information on the impact of the transition to IFRS refer to Note 3 of the Corporation’s most recent annual consolidated financial statements.

Future Accounting Changes

In June 2012, the International Accounting Standards Board (“IASB”) issued Consolidated Financial Statements, Joint Arrangements and Disclosure of Interests in Other Entities: Transition Guidance (Amendments to IFRS 10, IFRS 11 and IFRS 12). The amendments clarify the transition guidance in IFRS 10 and provide additional transition relief for all three standards by limiting the requirement to provide adjusted comparative information to only the preceding comparative period. The amendments are effective for annual periods beginning on or after Jan. 1, 2013.  The Corporation will apply these amendments along with the adoption of IFRS 10, 11 and 12 on Jan. 1, 2013.

Additional new or amended accounting standards that have been previously issued by the IASB but are not yet effective, and have not been applied by the Corporation, are as outlined in Note 2(Z) of the 2011 annual consolidated financial statements.

Comparative Figures

Certain comparative figures have been reclassified to conform to the current period’s presentation.  These reclassifications did not impact previously reported net earnings.

8  TRANSALTA CORPORATION / Q3 2012

3.  ACQUISITIONS AND DISPOSALS

A.

Acquisitions

On Sept. 28, 2012, the Corporation acquired the 125 MW Solomon power station located in Western Australia from Fortescue Metals Group Ltd. (“Fortescue”) for U.S. $318 million. The power station is currently under construction and is expected to be commissioned in the fourth quarter of 2012. The facility is fully contracted with Fortescue under a long-term Power Purchase Agreement (“Agreement”) with an initial term of 16 years commencing in October 2012, after which Fortescue will have the option to either extend the Agreement for an additional five years under the same terms, or to acquire the facility.  The Corporation has accounted for the facility and associated Agreement as a finance lease with TransAlta being the lessor.

Amounts receivable under the Corporation’s finance leases, including the Solomon power station finance lease, are as follows:

As at	Sept. 30, 2012		Dec. 31, 2011
	Minimum lease payments	Present value of minimum lease payments	Minimum lease payments	Present value of minimum lease payments
Within one year	45	42	10	9
Second to fifth years inclusive	183	130	41	25
More than five years	412	151	31	11
	640	323	82	45
Less: unearned finance income	447	-	37	-
Add: unguaranteed residual value	162	32	-	-
Total finance lease receivable	355	355	45	45

Included in the Condensed Consolidated Statements of Financial Position as:
Current portion of finance lease receivables	8		3
Non-current finance lease receivables	347		42
	355		45

B.

Disposals

During the three and nine months ended Sept. 30, 2012, the Corporation realized a pre-tax gain of nil and $3 million, respectively, related to the 2011 sale of its biomass facility.  The gain resulted from the release of the remaining consideration related to the achievement of the Environmental Attribute Conditions by the purchaser.

On Dec. 20, 2010, TransAlta Cogeneration, L.P., a subsidiary that is owned 50.01 per cent by TransAlta, entered into an agreement for the sale of its 50 per cent interest in the Meridian facility.  As a result, the Corporation realized a pre-tax gain of
$3 million during the nine months ended Sept. 30, 2011.

4.  GAIN ON SALE OF COLLATERAL

During September 2012, the Corporation sold its claim against MF Global Inc. pertaining to the return of U.S. $36 million of collateral that had been posted by the Corporation, for net proceeds of U.S. $33 million.  During 2011, a reserve of U.S. $18 million was taken on the collateral when the parent company of MF Global Inc. filed for bankruptcy protection.  As a result, a pre-tax gain of $15 million ($11 million after tax) was realized. The claim, filed during the first quarter of 2012, related primarily to the Corporation’s collateral on foreign futures transactions.

9  TRANSALTA CORPORATION / Q3 2012

5.  SUNDANCE UNITS 1 AND 2 ARBITRATION

On Dec. 16, 2010 and Dec. 19, 2010, Unit 1 and Unit 2, respectively, of the Corporation’s Sundance facility were shut down due to conditions observed in the boilers at both units.  On Feb. 8, 2011, the Corporation issued a notice of termination for destruction based on the determination that the units cannot be economically restored to service under the terms of the PPA.  Due to the uncertainty of the results of the arbitration ruling, the Corporation had been continuing to accrue the capacity payments, net of a provision, and to depreciate the asset.

The matter was heard before an arbitration panel during the second quarter of 2012.  On July 20, 2012, the arbitration panel concluded that Unit 1 and Unit 2 were not economically destroyed and the Corporation will restore the facility to service.  The panel has affirmed that the event meets the criteria of force majeure beginning on Nov. 20, 2011 until such time that the units are returned to service.

The pre-tax income statement impact of the ruling that has been recorded under the caption “Sundance Units 1 and 2 arbitration” in current earnings during the three and nine months ended Sept. 30 is as follows:

	2012
	3 months ended Sept. 30	9 months ended Sept. 30

Availability incentive penalties	-	260
Reversal of provision on capacity payments	-	(64)
Impairment of the units (Note 8)	-	43
Interest	1	9
Legal and other costs	6	6
Total pre-tax impact (1)	7	254
(1) Related income tax impact for the three and nine months ended Sept. 30, 2012, is a recovery of $2 million and $65 million, respectively.

6.  REVENUES

Several of the Corporation’s Power Purchase Arrangements (“PPA”) and other long-term contracts meet the criteria of operating leases.  Total rental income, including contingent rent, related to these contracts, and reported in “Revenues” in the Condensed Consolidated Statements of Earnings (Loss) for the three and nine months ended Sept. 30, 2012, was $52 million
(Sept. 30, 2011 - $35 million), and $134 million (Sept. 30, 2011 - $118 million), respectively.

10  TRANSALTA CORPORATION / Q3 2012

7.  EXPENSES BY NATURE

Expenses classified by nature are as follows:

	3 months ended Sept. 30, 2012		3 months ended Sept. 30, 2011
	Fuel and purchased power	Operations, maintenance, and administration	Fuel and purchased power	Operations, maintenance, and administration
Fuel	170	-	188	-
Purchased power	30	-	59	-
Salaries and benefits	1	65	1	77
Depreciation	7	-	10	-
Other operating expenses	-	52	-	61
Total	208	117	258	138

	9 months ended Sept. 30, 2012		9 months ended Sept. 30, 2011
	Fuel and purchased power	Operations, maintenance, and administration	Fuel and purchased power	Operations, maintenance, and administration
Fuel	434	-	495	-
Purchased power	82	-	127	-
Salaries and benefits	3	197	4	215
Depreciation	27	-	29	-
Other operating expenses	-	178	-	185
Total	546	375	655	400

8.  ASSET IMPAIRMENT CHARGES AND REVERSALS

A.

Sundance Units 1 and 2

During the three months ended Sept. 30, 2012, the Corporation reversed $41 million of the $43 million impairment losses previously taken on Sundance Units 1 and 2 during the second quarter.   The reversal arose as a result of the additional years of merchant operations expected to be realized at Units 1 and 2 due to the recent amendments to Canadian federal regulations requiring that coal-fired plants be shut down after a maximum of 50 years of operation. The previous draft regulations proposed shut down after 45 years.  The recoverable amount was based on an estimate of fair value less costs to sell, derived from the cash flows expected to result over the revised useful life of the Units, taking into consideration the provisions of the PPA and prices evidenced in the market place.  The second quarter impairment assessment was based on an estimate of fair value less costs to sell, derived from the cash flows expected to result under the provisions of the PPA.

The loss and reversal are included in the Generation Segment.

B.

Centralia Thermal

In 2011, the TransAlta Energy Bill (the “Bill”) was signed into law in the State of Washington. The Bill, and a Memorandum of Agreement (the “MoA”) signed on Dec. 23, 2011, which is part of the Bill, provide a framework to transition from coal-fired energy produced at the Corporation’s Centralia Thermal plant by 2025. The Bill and MoA include key elements regarding, among other things, the timing of the shut down of the units and the removal of restrictions on the terms of power contracts that the Corporation can enter into.

Since late 2011, a dedicated commercial team has been in place to pursue long-term contracts for the plant. On July 25, 2012, the Corporation announced that a long-term power agreement was signed for supply of power from December 2014 until the facility is fully retired in 2025. As a result, the Corporation was able to complete an assessment of whether the carrying amount of the Centralia Thermal plant is recoverable based on an estimate of fair value less costs to sell. The fair value was determined based on the future cash flows expected to be derived from the plant’s operations, determined by prices evidenced in the agreement and in the marketplace.  During the nine months ended, a pre-tax impairment charge of $347 million was recognized and included in the Generation Segment.

In addition to the impairment charge, the Corporation wrote off $169 million of deferred income tax assets as it is no longer probable that sufficient taxable income will be available from the Corporation’s U.S. operations, which have been impacted by the Centralia Thermal plant impairment, to allow the benefit associated with the deferred income tax assets to be utilized.

11  TRANSALTA CORPORATION / Q3 2012

C.

Other

During the three and nine months ended Sept. 30, 2012, the Corporation recognized a pre-tax impairment charge of nil and
$18 million, respectively, related to five assets within the renewables fleet.  The impairments resulted from the completion of the annual impairment assessment based on estimates of fair value less costs to sell, derived from long range forecasts and prices evidenced in the market place.  The assets were impaired primarily due to expectations regarding lower market prices.  The impairment losses are included in the Generation Segment.

During the three and nine months ended Sept. 30, 2011, the Corporation completed impairment assessments based on an estimate of fair value less costs to sell, derived from long range forecasts and prices evidenced in the market place.  As a result, the Corporation recorded a pre-tax impairment charge of $5 million and $14 million, respectively, on assets within the renewables fleet, in order to write the assets down to fair value.  The impairment loss was included in the Generation Segment for the applicable period.

D.

Reversals

The remaining impairment charges and the reduction of the deferred tax asset can be reversed in future periods if the forecasted cash flows to be generated by the impacted plants, and the estimated taxable income to be generated by the Centralia Thermal plant, respectively, improve.

9.  INVESTMENTS

The Corporation’s investments in jointly controlled entities accounted for using the equity method consist of its investments in
CE Generation, LLC and Wailuku River Hydroelectric, L.P.

Summarized information on the results of operations and financial position relating to the Corporation's pro-rata interests in these entities is as follows:

	3 months ended Sept. 30		9 months ended Sept. 30
	2012	2011	2012	2011
Results of operations
Revenues	34	45	84	104
Expenses	(34)	(31)	(89)	(88)
Proportionate share of net income (loss)	-	14	(5)	16

12  TRANSALTA CORPORATION / Q3 2012

As at	Sept. 30, 2012	Dec. 31, 2011
Financial position
Current assets	34	42
Long-term assets	398	423
Current liabilities	(33)	(29)
Long-term liabilities	(207)	(229)
Non-controlling interests	(14)	(14)
Proportionate share of net assets	178	193

10.  NET INTEREST EXPENSE

The components of net interest expense are as follows:

	3 months ended Sept. 30		9 months ended Sept. 30
	2012	2011	2012	2011
Interest on debt	54	57	168	167
Capitalized interest (Note 17)	(1)	(8)	(2)	(31)
Ineffectiveness on fair value hedges	1	(1)	1	(1)
Other	(1)	-	1	1
Interest expense	53	48	168	136
Accretion of provisions (Note 19)	5	6	14	15
Net interest expense	58	54	182	151

The Corporation capitalizes interest during the construction phase of growth capital projects.  To date in 2012, $2 million was capitalized related to New Richmond.  Capitalized interest in 2011 relates primarily to Keephills Unit 3.

11.  INCOME TAXES

The components of income tax expense are as follows:

	3 months ended Sept. 30		9 months ended Sept. 30
	2012	2011	2012	2011
Current income tax expense	10	4	18	16
Adjustments in respect of current income tax of previous periods	-	-	2	-
Adjustments in respect of deferred income tax of previous year	(3)		(3)
Deferred income tax expense (recovery) related to the origination and reversal of temporary differences	8	5	(76)	79
Deferred income tax expense resulting from changes in tax rates or laws (1)	-	-	7	-
Benefit arising from previously unrecognized tax loss, tax credit or temporary difference of a prior period used to reduce current tax expense	3	-	(11)	-
Benefit arising from previously unrecognized tax loss, tax credit or temporary difference of a prior period used to reduce deferred tax expense	(4)	-	(14)	-
Deferred income tax expense arising from the write down of deferred tax assets (Note 8)	-	-	169	-
Income tax expense	14	9	92	95

(1) Relates to the impact of the Ontario budget bill, which freezes the Ontario general corporate tax rate at 11.5%. The Corporation had been using the previously substantively enacted scheduled reduced tax rate of 10.0%.

13  TRANSALTA CORPORATION / Q3 2012

Presented in the Condensed Consolidated Statements of Earnings (Loss) as follows:

	3 months ended Sept. 30		9 months ended Sept. 30
	2012	2011	2012	2011
Current tax expense	13	4	9	16
Deferred tax expense	1	5	83	79
Income tax expense	14	9	92	95

12.  FINANCIAL INSTRUMENTS

A.  Financial Assets and Liabilities - Classification and Measurement

Financial assets and financial liabilities are measured on an ongoing basis at cost, fair value, or amortized cost.

B.  Fair Value of Financial Instruments

The methods used by the Corporation to determine fair values, and descriptions of the fair value hierarchy, are more fully discussed in Note 13(B) of the most recent annual consolidated financial statements.

Energy Trading

Energy trading includes risk management assets and liabilities that are used in the Energy Trading and Generation segments in relation to trading activities and certain contracting activities.

The following tables summarize the key factors impacting the fair value of energy trading risk management assets and liabilities by classification level during the nine months ended Sept. 30, 2012 and 2011, respectively:

	Hedges			Non-Hedges			Total
	Level I	Level II	Level III	Level I	Level II	Level III	Level I	Level II	Level III
Net risk management assets (liabilities) at Dec. 31, 2011	-	(90)	(14)	-	287	7	-	197	(7)
Changes attributable to:
Market price changes on existing contracts	-	47	12	-	(32)	22	-	15	34
New contracts	-	5	-	-	(15)	9	-	(10)	9
Contracts settled	-	10	6	(1)	(167)	(15)	(1)	(157)	(9)
Discontinued hedge accounting on certain contracts	-	(20)	-	-	15	5	-	(5)	5
Net risk management assets (liabilities) at Sept. 30, 2012	-	(48)	4	(1)	88	28	(1)	40	32
Additional Level III gain (loss) information:
Change in fair value included in Other Comprehensive Income (Loss) ("OCI")			18			-			18
Realized gain (loss) included in earnings before income taxes			(6)			15			9
Unrealized gain included in earnings before income taxes relating to net assets held at Sept. 30, 2012			-			22			22

14  TRANSALTA CORPORATION / Q3 2012

	Hedges			Non-Hedges			Total
	Level I	Level II	Level III	Level I	Level II	Level III	Level I	Level II	Level III
Net risk management assets (liabilities) at Dec. 31, 2010	-	319	(20)	(1)	53	-	(1)	372	(20)
Changes attributable to:
Market price changes on existing contracts	-	6	(23)	(5)	(18)	22	(5)	(12)	(1)
New contracts	-	8	-	4	50	6	4	58	6
Contracts settled	-	(146)	-	1	(46)	1	1	(192)	1
Discontinued hedge accounting on certain contracts	-	(253)	30	-	253	(30)	-	-	-
Net risk management assets (liabilities) at Sept. 30, 2011	-	(66)	(13)	(1)	292	(1)	(1)	226	(14)
Additional Level III gain (loss) information:
Change in fair value included in OCI			(23)			-			(23)
Realized gain (loss) included in earnings before income taxes			-			(1)			(1)
Unrealized gain included in earnings before income taxes relating to net assets held at Sept. 30, 2011			-			35			35

To the extent applicable, changes in net risk management assets and liabilities for non-hedge positions are reflected within the gross margin of the Energy Trading and Generation business segments.

The effect of using reasonably possible alternative assumptions as inputs to valuation techniques from which the Level III energy trading fair values are determined at Sept. 30, 2012 is estimated to be +/- $33 million (Dec. 31, 2011 - +/- $33 million).

Other Risk Management Assets and Liabilities

Other risk management assets and liabilities primarily include risk management assets and liabilities that are used in hedging non-energy trading transactions, such as interest rates, the net investment in foreign operations, and other foreign currency risks.

The following tables summarize the key factors impacting the fair value of other risk management assets and liabilities by classification level during the nine months ended Sept. 30, 2012 and 2011, respectively:

	Hedges			Non-Hedges			Total
	Level I	Level II	Level III	Level I	Level II	Level III	Level I	Level II	Level III
Net risk management liabilities at Dec. 31, 2011	-	(50)	-	-	-	-	-	(50)	-
Changes attributable to:
Market price changes on existing contracts	-	(31)	-	-	-	-	-	(31)	-
New contracts	-	(56)	-	-	-	-	-	(56)	-
Contracts settled	-	23	-	-	-	-	-	23	-
Discontinued hedge accounting on certain contracts	-	1	-	-	(1)	-	-	-	-
Net risk management liabilities at Sept. 30, 2012	-	(113)	-	-	(1)	-	-	(114)	-

15  TRANSALTA CORPORATION / Q3 2012

	Hedges			Non-Hedges			Total
	Level I	Level II	Level III	Level I	Level II	Level III	Level I	Level II	Level III
Net risk management assets (liabilities) at Dec. 31, 2010	-	(37)	-	-	1	-	-	(36)	-
Changes attributable to:
Market price changes on existing contracts	-	43	-	-	-	-	-	43	-
New contracts	-	(27)	-	-	1	-	-	(26)	-
Contracts settled	-	(1)	-	-	-	-	-	(1)	-
Net risk management assets (liabilities) at Sept. 30, 2011	-	(22)	-	-	2	-	-	(20)	-

Other Financial Assets and Liabilities

The fair value of financial assets and liabilities measured at other than fair value is as follows:

	Fair value				Total carrying value
	Level I	Level II	Level III	Total
Long-term debt - Sept. 30, 2012(1)	-	4,388	-	4,388	4,167
Long-term debt - Dec. 31, 2011(1)	-	4,324	-	4,324	4,037

(1) Includes current portion.

The book value of other short-term financial assets and liabilities (cash and cash equivalents, accounts receivable, collateral paid, accounts payable and accrued liabilities, collateral received, and dividends payable) approximates fair value due to the liquid nature of the asset or liability.

C.  Inception Gains and Losses

An inception gain or loss arises due to differences between the fair value of a financial instrument at initial recognition (the transaction price) and the amount calculated through a valuation model.  The unrealized gain or loss related to Level III financial instruments is deferred in risk management assets or liabilities, and is recognized in net earnings over the term of the related contract.  At Sept. 30, 2012, the unamortized gain is $8 million (Dec. 31, 2011 - $4 million gain).

16  TRANSALTA CORPORATION / Q3 2012

13.  RISK MANAGEMENT ACTIVITIES

A.  Risk Management Assets and Liabilities

Aggregate risk management assets and liabilities are as follows:

As at	Sept. 30, 2012					Dec. 31, 2011
	Net investment hedges	Cash flow hedges	Fair value hedges	Not designated as a hedge	Total	Total
Risk management assets
Energy trading
Current	-	18	-	199	217	390
Long-term	-	12	-	49	61	73
Total energy trading risk management assets	-	30	-	248	278	463

Other
Current	1	-	-	1	2	1
Long-term	-	-	10	-	10	26
Total other risk management assets	1	-	10	1	12	27

Risk management liabilities
Energy trading
Current	-	17	-	128	145	167
Long-term	-	57	-	5	62	106
Total energy trading risk management liabilities	-	74	-	133	207	273

Other
Current	1	59	-	2	62	41
Long-term	-	64	-	-	64	36
Total other risk management liabilities	1	123	-	2	126	77

Net energy trading risk management assets (liabilities)	-	(44)	-	115	71	190
Net other risk management assets (liabilities)	-	(123)	10	(1)	(114)	(50)
Net total risk management assets (liabilities)	-	(167)	10	114	(43)	140

Additional information on derivative instruments has been presented on a net basis below.

17  TRANSALTA CORPORATION / Q3 2012

I.  Hedges

a.  Net Investment Hedges

The Corporation hedges its net investment in foreign operations with U.S. denominated borrowings, cross-currency interest rate swaps, and foreign currency forward contracts.

The Corporation’s net investment hedges are comprised of U.S. dollar denominated long-term debt with a face value of U.S. $770 million (Dec. 31, 2011 - U.S. $820 million) and the following foreign currency forward contracts:

As at	Sept. 30, 2012			Dec. 31, 2011
Notional amount sold	Notional amount purchased	Fair value liability	Maturity	Notional amount sold	Notional amount purchased	Fair value liability	Maturity
Foreign Currency Forward Contracts
AUD175	CAD178	-	2012	AUD185	CAD184	(4)	2012
-	-	-	-	USD135	CAD138	-	2012

During the nine months ended Sept. 30, 2012, the Corporation de-designated $300 million of borrowings under a U.S. dollar denominated credit facility, $50 million of U.S. dollar denominated senior notes, and U.S. $60 million of foreign currency forward contracts from its net investment hedges due to a reduction in its investment in foreign operations arising from the Centralia Thermal plant impairment.  The cumulative net foreign exchange gains (losses) related to these hedges up to the date of de-designation will remain in OCI until a disposal of the related U.S. foreign operation occurs.  These instruments were designated as part of the Corporation’s net investment hedge at Dec. 31, 2011.

 b.  Cash Flow Hedges

i.  Energy Trading Risk Management

The Corporation’s outstanding Energy Trading derivative instruments designated as hedging instruments at Sept. 30, 2012, are as follows:

As at	Sept. 30, 2012		Dec. 31, 2011
Type (Thousands)	Notional amount sold	Notional amount purchased	Notional amount sold	Notional amount purchased
Electricity (MWh)	4,765	-	7,817	4
Natural gas (GJ)	485	38,921	2,032	39,022
Oil (gallons)	-	-	-	6,300

18  TRANSALTA CORPORATION / Q3 2012

During the three and nine months ended Sept. 30, 2012, unrealized pre-tax gains of nil (Sept. 30, 2011 - $3 million gain) and
$75 million (Sept. 30, 2011 - $207 million gain), respectively, related to certain power hedging relationships that were previously de-designated and deemed ineffective for accounting purposes, were released from Accumulated Other Comprehensive Income (Loss) (“AOCI”) and recognized in earnings.  The cash flow hedges were in respect of future power production expected to occur during 2011 and into 2012.  In the first quarter of 2011, the production was assessed as highly probable not to occur based on then forecast prices. These unrealized gains were calculated using current forward prices which will change between now and the time the contracts will be settled.  Had these hedges not been deemed ineffective for accounting purposes, the revenues associated with these contracts would have been recorded in net earnings in the period in which they settle, the majority of which will occur during 2012.  As these gains have already been recognized in earnings in the current and prior periods, future reported earnings will be lower, however, the expected cash flows from these contracts will not change.

During 2012, the Corporation discontinued hedge accounting for certain cash flow hedges that no longer met the criteria for hedge accounting.  As at Sept. 30, 2012, cumulative gains of $14 million will continue to be deferred in AOCI and will be reclassified to net earnings as the forecasted transactions occur.

ii.  Foreign Currency Rate Risk Management

The Corporation uses foreign exchange forward contracts to hedge a portion of its future foreign denominated receipts and expenditures and to manage foreign exchange exposure on debt not designated as a net investment hedge, and cross-currency swaps to manage foreign exchange exposures on foreign denominated debt.

As at	Sept. 30, 2012			Dec. 31, 2011
Notional amount sold	Notional amount purchased	Fair value asset (liability)	Maturity	Notional amount sold	Notional amount purchased	Fair value liability	Maturity
Foreign Exchange Forward Contracts - foreign denominated receipts/expenditures
USD2	CAD2	-	2012	USD8	CAD8	-	2012
CAD56	EUR43	(1)	2012	CAD103	EUR74	(6)	2012
AUD4	USD4	-	2012	-	-	-	-
CAD252	USD235	(14)	2012-2017	CAD250	USD233	(8)	2012-2017

Foreign Exchange Forward Contracts - foreign denominated debt
CAD51	USD50	(2)	2012	-	-	-	-
CAD314	USD300	(17)	2013	CAD314	USD300	(5)	2013
CAD308	USD300	(12)	2013	-	-	-	-
-	-	-	-	CAD312	USD300	(5)	2012

Cross-Currency Swaps - foreign denominated debt
CAD530	USD500	(36)	2015	CAD530	USD500	(22)	2015

19  TRANSALTA CORPORATION / Q3 2012

iii.  Interest Rate Risk Management

The Corporation has outstanding forward start interest rate swaps with fixed rates ranging from 3.07 per cent to 3.75 per cent
(Dec. 31, 2011 - 2.75 per cent to 3.43 per cent).  Forward start interest rate swaps are used to offset the variability in cash flows resulting from anticipated issuances of long-term debt.

As at	Sept. 30, 2012		Dec. 31, 2011
Notional amount	Fair value liability	Maturity	Notional amount	Fair value liability	Maturity
USD300	(41)	2013	USD300	(25)	2012

iv.  Cash Flow Hedge Impacts

The following tables summarize the impacts of cash flow hedges:

3 months ended Sept. 30, 2012
		Effective portion		Ineffective portion
Derivatives in cash flow hedging relationships	Pre-tax gain (loss) recognized in OCI	Location of (gain) loss reclassified from OCI	Pre-tax (gain) loss reclassified from OCI	Location of (gain) loss reclassified from OCI	Pre-tax (gain) loss recognized in earnings
Commodity contracts	49	Revenue	6	Revenue	-
Foreign exchange forwards on project hedges	(13)	Property, plant, and equipment	3	Foreign exchange (gain) loss	-
Foreign exchange forwards on U.S. debt hedges	(39)	Foreign exchange (gain) loss	38	Foreign exchange (gain) loss	-
Cross-currency swaps	(26)	Foreign exchange (gain) loss	26	Foreign exchange (gain) loss	-
Forward start interest rate swaps	-	Interest expense	-	Interest expense	2
OCI impact	(29)	OCI impact	73	Net earnings impact	2

3 months ended Sept. 30, 2011
		Effective portion		Ineffective portion
Derivatives in cash flow hedging relationships	Pre-tax gain (loss) recognized in OCI	Location of (gain) loss reclassified from OCI	Pre-tax (gain) loss reclassified from OCI	Location of (gain) loss reclassified from OCI	Pre-tax (gain) loss recognized in earnings
Commodity contracts	(29)	Revenue	12	Revenue	(3)
Foreign exchange forwards on project hedges	11	Property, plant, and equipment	-	Foreign exchange (gain) loss	-
Foreign exchange forwards on U.S. debt hedges	31	Foreign exchange (gain) loss	(79)	Foreign exchange (gain) loss	-
Cross-currency swaps	28	Foreign exchange (gain) loss	10	Foreign exchange (gain) loss	-
Forward start interest rate swaps	(21)	Interest expense	-	Interest expense	-
OCI impact	20	OCI impact	(57)	Net earnings impact	(3)

20  TRANSALTA CORPORATION / Q3 2012

9 months ended Sept. 30, 2012
		Effective portion		Ineffective portion
Derivatives in cash flow hedging relationships	Pre-tax gain (loss) recognized in OCI	Location of (gain) loss reclassified from OCI	Pre-tax (gain) loss reclassified from OCI	Location of (gain) loss reclassified from OCI	Pre-tax (gain) loss recognized in earnings
Commodity contracts	50	Revenue	16	Revenue	(75)
Foreign exchange forwards on project hedges	(10)	Property, plant, and equipment	4	Foreign exchange (gain) loss	-
Foreign exchange forwards on U.S. debt hedges	(28)	Foreign exchange (gain) loss	36	Foreign exchange (gain) loss	-
Cross-currency swaps	(14)	Foreign exchange (gain) loss	20	Foreign exchange (gain) loss	-
Forward start interest rate swaps	(16)	Interest expense	2	Interest expense	2
OCI impact	(18)	OCI impact	78	Net earnings impact	(73)

9 months ended Sept. 30, 2011
		Effective portion		Ineffective portion
Derivatives in cash flow hedging relationships	Pre-tax gain (loss) recognized in OCI	Location of (gain) loss reclassified from OCI	Pre-tax (gain) loss reclassified from OCI	Location of (gain) loss reclassified from OCI	Pre-tax (gain) loss recognized in earnings
Commodity contracts	(45)	Revenue	(60)	Revenue	(207)
Foreign exchange forwards on project hedges	6	Property, plant, and equipment	-	Foreign exchange (gain) loss	-
Foreign exchange forwards on U.S. debt hedges	12	Foreign exchange (gain) loss	(62)	Foreign exchange (gain) loss	-
Cross-currency swaps	14	Foreign exchange (gain) loss	26	Foreign exchange (gain) loss	-
Forward start interest rate swaps	(21)	Interest expense	1	Interest expense	-
OCI impact	(34)	OCI impact	(95)	Net earnings impact	(207)

Over the next 12 months, the Corporation estimates that $4 million of after-tax gains will be reclassified from AOCI to net earnings.  These estimates assume constant natural gas and power prices, interest rates, and exchange rates over time; however, the actual amounts that will be reclassified will vary based on changes in these factors.   In addition, it is the Corporation’s intent to settle a substantial portion of the cash flow hedges by physical delivery of the underlying commodity, resulting in gross settlement at the contract price.

21  TRANSALTA CORPORATION / Q3 2012

c.  Fair Value Hedges

i.  Interest Rate Risk Management

The Corporation has converted a portion of its fixed interest rate debt with a rate of 6.65 per cent, to floating rate debt through interest rate swaps as outlined below:

As at	Sept. 30, 2012		Dec. 31, 2011
Notional amount	Fair value asset	Maturity	Notional amount	Fair value asset	Maturity
USD50	10	2018	USD150	25	2018

Including the interest rate swaps above, 33 per cent of the Corporation’s debt as at Sept. 30, 2012 is subject to floating interest rates (Dec. 31, 2011 - 23 per cent).

ii.  Fair Value Hedge Impacts

The net impact of the ineffective portion of fair value hedges recognized in net interest expense in the Condensed Consolidated Statements of Earnings for the three and nine months ended Sept. 30, 2012 was a $1 million loss (Sept. 30, 2011 - $1 million gain) and a $1 million loss (Sept. 30, 2011 - $1 million gain), respectively.

II.  Non-Hedges

The Corporation enters into various derivative transactions that do not qualify for hedge accounting or where a choice was made not to apply hedge accounting.  As a result, the related assets and liabilities are classified as held for trading.  The net realized and unrealized gains or losses from changes in the fair value of these derivatives are reported in earnings in the period the change occurs.

a.  Energy Trading Risk Management Non-Hedge Derivatives

As at	Sept. 30, 2012		Dec. 31, 2011
Type (Thousands)	Notional amount sold	Notional amount purchased	Notional amount sold	Notional amount purchased
Electricity (MWh)	49,487	37,889	56,374	47,133
Natural gas (GJ)	1,735,481	1,717,530	1,007,959	1,030,710
Transmission (MWh)	-	3,058	-	2,908
Emissions (tonnes)	65	30	-	-
Oil (gallons)	-	2,394	-	6,552

22  TRANSALTA CORPORATION / Q3 2012

b.  Other Non-Hedge Derivatives

As at	Sept. 30, 2012			Dec. 31, 2011
Notional amount sold	Notional amount purchased	Fair value asset (liability)	Maturity	Notional amount sold	Notional amount purchased	Fair value liability	Maturity
Foreign Exchange Forward Contracts
AUD18	CAD19	-	2012	CAD37	AUD36	-	2012
USD254	CAD250	-	2012	CAD19	USD19	-	2012
CAD1	USD-	(1)	2012	-	-	-	-

c.  Total Return Swaps

The Corporation has certain compensation and deferred share unit programs, the values of which depend on the common share price of the Corporation.  The Corporation has fixed a portion of the settlement cost of these programs by entering into a total return swap for which hedge accounting has not been applied.  The total return swap is cash settled every quarter based upon the difference between the fixed price and the market price of the Corporation’s common shares at the end of each quarter.

d.  Non-Hedge Impacts

For the three and nine months ended Sept. 30, 2012, the Corporation recognized net unrealized losses of $53 million
(Sept. 30, 2011 - $61 million gain) and $111 million (Sept. 30, 2011 - $81 million gain), respectively, related to commodity derivatives.

For the three months ended Sept. 30, 2012, a gain of $1 million (Sept. 30, 2011 - $1 million gain) related to foreign exchange derivatives was recognized and is comprised of a net unrealized gain of nil (Sept. 30, 2011 - $3 million gain) and a net realized gain of $1 million (Sept. 30, 2011 - $2 million loss).  For the nine months ended Sept. 30, 2012, a loss of $1 million
(Sept. 30, 2011 - $3 million loss) was recognized and is comprised of a net unrealized loss of nil (Sept. 30, 2011 - $5 million gain) and a net realized loss of $1 million (Sept. 30, 2011 - $8 million loss).

B.  Nature and Extent of Risks Arising from Financial Instruments

The following discussion is limited to the nature and extent of risks arising from financial instruments, which are also more fully discussed in Note 14(B) of the 2011 annual consolidated financial statements.

I.  Market Risk

a.  Commodity Price Risk

i.  Commodity Price Risk - Proprietary Trading

The Corporation’s Energy Trading Segment conducts proprietary trading activities and uses a variety of instruments to manage risk, earn trading revenue, and gain market information.  Value at Risk (“VaR”) is the most commonly used metric employed to track and manage the market risk associated with trading positions.  VaR is used to determine the potential change in value of the Corporation’s proprietary trading portfolio, over a three day period within a 95 per cent confidence level, resulting from normal market fluctuations.  VaR is estimated using the historical variance/covariance approach.

23  TRANSALTA CORPORATION / Q3 2012

VaR at Sept. 30, 2012 associated with the Corporation’s proprietary energy trading activities was $2 million
(Dec. 31, 2011 - $5 million).

ii.  Commodity Price Risk - Generation

The Generation Segment utilizes various commodity contracts to manage the commodity price risk associated with its electricity generation, fuel purchases, emissions, and byproducts, as considered appropriate.  VaR at Sept. 30, 2012 associated with the Corporation’s commodity derivative instruments used in generation hedging activities was $6 million (Dec. 31, 2011 - $5 million).  VaR at Sept. 30, 2012 associated with positions and economic hedges that do not meet hedge accounting requirements was
$9 million (Dec. 31, 2011 - $9 million).

b.  Interest Rate Risk

Interest rate risk arises as the fair value or future cash flows of a financial instrument can fluctuate due to changes in market interest rates.

The possible effect on net earnings and OCI, due to changes in market interest rates affecting the Corporation’s floating rate debt, interest-bearing assets, and interest rate derivatives, outstanding as at the date of the Statement of Financial Position, is outlined below.  The sensitivity analysis has been prepared using management’s assessment that a 50 basis point (Sept. 30, 2011 - 50 basis point) increase or decrease is a reasonable potential change in market interest rates over the next quarter.

	9 months ended Sept. 30
	2012		2011
	Net earnings increase(1)	OCI loss(1)	Net earnings increase(1)	OCI loss(1)
50 basis point change	4	(11)	4	(11)

(1) This calculation assumes a decrease in market interest rates. An increase would have the opposite effect.

c.  Currency Rate Risk

The Corporation has exposure to various currencies, such as the Euro, and the U.S. and Australian dollars, as a result of investments and operations in foreign jurisdictions, the net earnings from those operations, and the acquisition of equipment and services from foreign suppliers.

The possible effect on net earnings and OCI due to changes in foreign exchange rates associated with financial instruments outstanding as at the date of the Statement of Financial Position, is outlined below.  The sensitivity analysis has been prepared using management’s assessment that an average six cent (Sept. 30, 2011 - six cent) increase or decrease in these currencies relative to the Canadian dollar is a reasonable potential change over the next quarter, and is limited to the risks that arise on financial instruments denominated in currencies other than the functional currency.

24  TRANSALTA CORPORATION / Q3 2012

	9 months ended Sept. 30
	2012		2011
Currency	Net earnings decrease(1)	OCI gain(1), (2)	Net earnings decrease(1)	OCI gain(1), (2)
USD	(16)	12	(3)	11
AUD	(1)	-	(1)	-
EUR	-	2	-	3
Total	(17)	14	(4)	14
(1) These calculations assume an increase in the value of these currencies relative to the Canadian dollar. A decrease would have the opposite effect.
(2) The foreign exchange impact related to financial instruments designated as hedging instruments in net investment hedges has been excluded.

II.  Credit Risk

Credit risk is the risk that customers or counterparties will cause a financial loss for the Corporation by failing to discharge their obligations, and the risk to the Corporation associated with changes in creditworthiness of entities with which commercial exposures exist.

At Sept. 30, 2012, TransAlta had one counterparty whose net settlement position accounted for greater than 10 per cent of the total trade receivables outstanding.  The Corporation has evaluated the risk of default related to this counterparty to be minimal.

The Corporation’s maximum exposure to credit risk at Sept. 30, 2012, without taking into account collateral held or right of set-off, is represented by the carrying amounts of accounts receivable and risk management assets as per the Condensed Consolidated Statements of Financial Position.  Letters of credit and cash are the primary types of collateral held as security related to these amounts.  The maximum credit exposure to any one counterparty for commodity trading operations and hedging, excluding the California market receivables (Refer to Note 32 of the 2011 annual consolidated financial statements) and including the fair value of open trading positions, net of any collateral held, at Sept. 30, 2012 was $26 million (Dec. 31, 2011 - $38 million).

The Corporation uses external credit ratings, as well as internal ratings in circumstances where external ratings are not available, to establish credit limits for customers and counterparties.  The following table outlines the distribution, by credit rating, of certain financial assets as at Sept. 30, 2012:

(Per cent)	Investment grade	Non-investment grade	Total
Accounts receivable	95	5	100
Risk management assets	95	5	100

25  TRANSALTA CORPORATION / Q3 2012

III.  Liquidity Risk

Liquidity risk relates to the Corporation’s ability to access capital to be used for proprietary trading activities, commodity hedging, capital projects, debt refinancing, and general corporate purposes.

A maturity analysis of the Corporation’s financial liabilities is as follows:

	2012	2013	2014	2015	2016	2017 and thereafter	Total
Accounts payable and accrued liabilities	426	-	-	-	-	-	426
Collateral received	4	-	-	-	-	-	4
Debt(1)	3	874	209	647	769	1,646	4,148
Energy trading risk management (assets) liabilities	(32)	(39)	(22)	4	5	13	(71)
Other risk management (assets) liabilities	4	75	3	39	2	(9)	114
Interest on long-term debt	51	203	169	138	120	820	1,501
Dividends payable	69	-	-	-	-	-	69
Total	525	1,113	359	828	896	2,470	6,191
(1) Excludes impact of hedge accounting and includes drawn credit facilities that are currently scheduled to mature in 2013 and 2016.

C.  Collateral

I.  Financial Assets Provided as Collateral

At Sept. 30, 2012, the Corporation provided $16 million (Dec. 31, 2011 - $45 million) in cash as collateral to regulated clearing agents as security for commodity trading activities.  These funds are held in segregated accounts by the clearing agents.

II.  Financial Assets Held as Collateral

At Sept. 30, 2012, the Corporation received $4 million (Dec. 31, 2011 - $16 million) in cash collateral associated with counterparty obligations.

III.  Contingent Features in Derivative Instruments

Collateral is posted in the normal course of business based on the Corporation’s senior unsecured credit rating as determined by certain major credit rating agencies. Certain of the Corporation’s derivative instruments contain financial assurance provisions that require collateral to be posted only if a material adverse credit-related event occurs.  If a material adverse event resulted in the Corporation’s senior unsecured debt to fall below investment grade, the counterparties to such derivative instruments could request ongoing full collateralization.

As at Sept. 30, 2012, the Corporation had posted collateral of $68 million (Dec. 31, 2011 - $62 million) in the form of letters of credit on derivative instruments in a net liability position.  Certain derivative agreements contain credit-risk-contingent features, including a credit rating downgrade to below investment grade, which if triggered would result in the Corporation having to post an additional
$58 million of collateral to its counterparties based upon the value of the derivatives at Sept. 30, 2012.

26  TRANSALTA CORPORATION / Q3 2012

14.  RESTRICTED CASH

The Corporation has $25 million of cash and cash equivalents at Sept. 30, 2012 (Dec. 31, 2011 - $17 million) that is not available for general use, all of which relates to Project Pioneer.

15.  INVENTORY

Inventory held in the normal course of business includes coal, emission credits, and natural gas, and is valued at the lower of cost and net realizable value. Inventory held for Energy Trading, which also includes natural gas, is valued at fair value less costs to sell.

The classifications are as follows:

As at	Sept. 30, 2012	Dec. 31, 2011
Coal	91	78
Natural gas	3	5
Purchased emission credits	4	2
Total	98	85

During the three and nine months ended Sept. 30, 2012, the Corporation recognized an $8 million reversal of a previous writedown and a $34 million writedown, respectively, on coal inventory at the Corporation’s Centralia Thermal plant.  The writedown resulted from the previous de-designation of hedges at Centralia Thermal and the continued low price environment in the Pacific Northwest.   The reversal during the three months ended Sept. 30, 2012 is a result of a recovery in power prices and reduced operating costs compared to prior quarters.

16.  INCOME TAXES RECEIVABLE

In 2008, the Corporation was reassessed by taxation authorities in Canada relating to the sale of its previously operated Transmission Business, requiring the Corporation to pay $49 million in taxes and interest.  The Corporation challenged this reassessment.  During 2010, a decision from the Tax Court of Canada was received that allowed for the recovery of $38 million of the previously paid taxes and interest.  TransAlta filed an appeal with the Federal Court in 2010 to pursue the remaining $11 million.  The appeal decision from the Federal Court was received on Jan. 20, 2012, and the ruling was in TransAlta’s favour.  The Crown had 60 days from the date of judgment to appeal the decision.  No appeal was filed by the Crown.  TransAlta has received $9 million to date in 2012, and expects to receive the remaining $2 million before the end of the year.

27  TRANSALTA CORPORATION / Q3 2012

17.  PROPERTY, PLANT, AND EQUIPMENT

A reconciliation of the changes in the carrying amount of property, plant, and equipment (“PP&E”) is as follows:

	Land	Thermal generation	Gas generation	Renewable generation	Mining property and equipment	Assets under construction	Capital spares and other(1)	Total
As at Dec. 31, 2011	74	3,153	1,041	2,057	534	196	216	7,271
Additions	-	1	-	-	-	470	14	485
Depreciation	-	(201)	(72)	(66)	(26)	-	(9)	(374)
Asset impairment charges (Note 8)	-	(378)	-	(18)	(12)	-	-	(408)
Asset impairment reversal (Note 8)	-	29	-	-	12	-	-	41
Revisions and additions to decommissioning and restoration costs	-	(6)	11	(4)	(2)	-	-	(1)
Retirement of assets	-	(25)	(2)	(2)	-	-	-	(29)
Change in foreign exchange rates	(1)	(11)	(1)	-	-	(1)	(2)	(16)
Transfers	1	201	26	25	6	(276)	14	(3)
As at Sept. 30, 2012	74	2,763	1,003	1,992	512	389	233	6,966
(1) Includes major spare parts and stand-by equipment available, but not in service, and spare parts used for routine, preventative or planned maintenance.

During the three and nine months ended Sept. 30, 2012, the Corporation capitalized $1 million and $2 million
(Sept. 30, 2011 - $8 million and $31 million) of interest to PP&E at a weighted average rate of 5.43 per cent and 5.39 per cent
(Sept. 30, 2011 - 5.49 and 5.34 per cent), respectively.

During the third quarter 2012, the Corporation entered into an agreement with Alstom Power & Transport Canada Inc. for the manufacture, delivery and erection of the Sundance Units 1 and 2 waterwalls.  The total fixed price commitment under the contract is $79 million, with $24 million expected to be incurred in 2012 and $55 million in 2013.  Payments will be made as agreed milestones are achieved.  Additional costs to be paid under the contract include reimbursable items, such as direct labour, subcontractors, and labour incentive allowances.

18.  OTHER ASSETS

The components of other assets are as follows:

As at	Sept. 30, 2012	Dec. 31, 2011
Deferred license fees	21	22
Project development costs	38	33
Deferred service costs	19	18
Keephills Unit 3 transmission deposit	7	8
Other	6	9
Total other assets	91	90

28  TRANSALTA CORPORATION / Q3 2012

19.  DECOMMISSIONING AND OTHER PROVISIONS

The change in decommissioning and other provision balances is outlined below:

	Decommissioning and restoration	Other	Total
Balance, Dec. 31, 2011	301	81	382
Liabilities incurred in period	15	46	61
Liabilities settled in period	(35)	(2)	(37)
Accretion	13	1	14
Revisions in estimated cash flows	2	2	4
Revisions in discount rates	(15)	-	(15)
Reversals	-	(71)	(71)
Change in foreign exchange rates	(4)	-	(4)
	277	57	334
Less: current portion	(26)	(27)	(53)
Balance, Sept. 30, 2012	251	30	281

Other provisions include an amount related to a portion of the Corporation’s fixed price commitments under several natural gas transportation contracts for firm transportation that is not expected to be used. Accordingly, the unavoidable costs of meeting these obligations exceed the economic benefits expected to be received.  The contracts extend to 2018.

Other provisions also include provisions arising from ongoing business activities and include amounts related to commercial disputes between the Corporation and customers or suppliers.  Information about the expected timing of settlement and uncertainties that could impact the amount or timing of settlement has not been provided as this may impact the Corporation’s ability to settle the provisions in the most favourable manner.

20.  LONG-TERM DEBT

The amounts outstanding are as follows:

As at	Sept. 30, 2012			Dec. 31, 2011
	Carrying value	Face value	Interest(1)	Carrying value	Face value	Interest(1)
Credit facilities(2)	1,309	1,309	2.5%	806	806	2.1%
Debentures	837	851	6.6%	833	851	6.6%
Senior notes(3)	1,609	1,570	5.9%	1,979	1,940	6.0%
Non-recourse(4)	374	380	5.9%	375	382	5.9%
Other	38	38	6.5%	44	44	6.6%
	4,167	4,148		4,037	4,023
Less: recourse current portion	(303)	(303)		(314)	(314)
Less: non-recourse current portion	(1)	(1)		(2)	(2)
Total long-term debt	3,863	3,844		3,721	3,707
(1) Interest is an average rate weighted by principal amounts outstanding before the effect of hedging.
(2) Composed of bankers' acceptances and other commercial borrowings under long-term committed credit facilities. Includes U.S.$300 million at Sept. 30, 2012 (Dec. 31, 2011 - U.S.$300 million).
(3) U.S. face value at Sept. 30, 2012 - U.S.$1,600 million (Dec. 31, 2011 - U.S.$1,900 million).
(4) Includes U.S.$20 million at Sept. 30, 2012 (Dec. 31, 2011 - U.S.$20 million).

29  TRANSALTA CORPORATION / Q3 2012

TransAlta has a total of $2.4 billion (Dec. 31, 2011 - $2.0 billion) of committed credit facilities, of which $0.8 billion
(Dec. 31, 2011 - $0.9 billion) is not drawn, and is available as of Sept. 30, 2012, subject to customary borrowing conditions. In addition to the $0.8 billion available under the credit facilities, TransAlta also has $46 million of available cash and cash equivalents.

In April 2012, the Corporation completed a renewal of its $1.5 billion committed syndicated credit facility, and extended the maturity from 2015 to 2016.

21.  DEFERRED CREDITS AND OTHER LONG-TERM LIABILITIES

The components of deferred credits and other long-term liabilities are as follows:

As at	Sept. 30, 2012	Dec. 31, 2011
Deferred coal revenues	51	52
Present value of defined benefit obligations	227	190
Long-term incentive accruals	15	18
Other	16	21
Total deferred credits and other long-term liabilities	309	281

Deferred coal revenues consist of payments received from Keephills 3 Limited Partnership for future coal deliveries.  Since commercial operations of Keephills Unit 3 began on Sept. 1, 2011, these amounts are being amortized into revenue over the life of the coal supply agreement.

22.  COMMON SHARES

A.  Issued and Outstanding

TransAlta is authorized to issue an unlimited number of voting common shares without nominal or par value.

At Sept. 30, 2012, the Corporation had 251.1 million (Dec. 31, 2011 - 223.6 million) common shares issued and outstanding.  During the three months ended Sept. 30, 2012, 24.1 million (Sept. 30, 2011 - 0.9 million) common shares were issued for $342 million
(Sept. 30, 2011 - $17 million).  In September 2012, the Corporation issued 21.2 million common shares through a public offering and related underwriters’ over-allotment option for total net proceeds of $295 million.  In addition, 2.9 million (Sept. 30, 2011 - 0.8 million) common shares were issued for $48 million (Sept. 30, 2011 - $17 million) for dividends reinvested under the terms of the Premium DividendTM, Dividend Reinvestment and Optional Common Share Purchase Plan (“the Plan”) and a nominal number
(Sept. 30, 2011 - a nominal number) were issued for a nominal amount (Sept. 30, 2011 - a nominal amount).  During the nine months ended Sept. 30, 2012, 27.5 million (Sept. 30, 2011 - 2.5 million) common shares were issued for $407 million
(Sept. 30, 2011 - $51 million).  In addition to the public offering, 6.2 million (Sept. 30, 2011 - 2.5 million) common shares were issued for $110 million (Sept. 30, 2011 - $49 million) for dividends reinvested under the terms of the Plan and 0.1 million
(Sept. 30, 2011 - 0.1 million) common shares were issued for $2 million (Sept. 30, 2011 - $2 million).

B.  Share Based Payment Plans

The Corporation issues common shares under share-based payment plans, such as the Stock Option Plans and the Performance Share Ownership Plan (“PSOP”), which are more fully described in Note 27 of the Corporation’s most recent annual consolidated financial statements.  During the nine months ended Sept. 30, 2012, a nominal number of employee stock options were exercised, expired or were cancelled (Sept. 30, 2011 - 0.5 million).

30  TRANSALTA CORPORATION / Q3 2012

During the nine months ended Sept. 30, 2012, 1.4 million (Sept. 30, 2011 - 1.5 million) PSOP units were granted and a nominal number (Sept. 30, 2011 - nil) were awarded and exchanged for common shares.

C.  Premium DividendTM, Dividend Reinvestment and Optional Common Share Purchase Plan

During February 2012, the Corporation added a Premium DividendTM component to its Dividend Reinvestment and Share Purchase plan.  The amended and restated plan is called the Premium DividendTM, Dividend Reinvestment and Optional Common Share Purchase Plan, and is more fully discussed in Note 24(C) of the most recent annual consolidated financial statements.

Of the dividend that was payable on Oct. 1, 2012, 73 per cent was settled through the dividend reinvestment option under the Plan.

D.  Dividends

The following tables summarize the common share dividends declared in 2011 and 2012:

Date declared	Payment date	Dividend per share ($)	Total dividends	Dividends paid in cash	Dividends paid in shares under the Plan
Jan. 25, 2012	Apr. 1, 2012	0.29	65	23	43
Apr. 25, 2012	July 1, 2012	0.29	66	18	48
July 13, 2012	Oct. 1, 2012	0.29	67	18	49
Total		0.87	198

Date declared	Payment date	Dividend per share ($)	Total dividends	Dividends paid in cash	Dividends paid in shares under the Plan
Apr. 28, 2011	July 1, 2011	0.29	64	48	16
July 27, 2011	Oct. 1, 2011	0.29	65	48	17
Oct. 27, 2011	Jan. 1, 2012	0.29	65	45	20
Total		0.87	194

There have been no other transactions involving common shares between the reporting date and the date of completion of these condensed consolidated financial statements.

23.  PREFERRED SHARES

A.  Issued and Outstanding

TransAlta is authorized to issue an unlimited number of first preferred shares, and the Board of Directors is authorized to determine the rights, privileges, restrictions and conditions attaching to such shares, subject to certain limitations.

On Aug. 10, 2012, TransAlta completed a public offering of 9 million Series E Cumulative Redeemable Rate Reset First Preferred Shares for net proceeds of $219 million.  The holders of the preferred shares are entitled to receive fixed cumulative cash dividends at an annual rate of $1.25 per share as approved by the Board of Directors, payable quarterly, yielding 5.0 per cent per annum, for the initial period ending Sept. 30, 2017. The dividend rate will reset on Sept. 30, 2017 and every five years thereafter to a yield per annum equal to the sum of the then five-year Government of Canada bond yield plus 3.65 per cent. The preferred shares are redeemable at the option of TransAlta on or after Sept. 30, 2017 and on Sept. 30 of every fifth year thereafter at a price of $25.00 per share plus all declared and unpaid dividends.

The Series E preferred shareholders will have the right at their option to convert their shares into Series F Cumulative Redeemable Rate Reset First Preferred Shares on Sept. 30, 2017 and on Sept. 30 of every fifth year thereafter. The holders of Series F preferred shares will be entitled to receive quarterly floating rate cumulative dividends as approved by the Board of Directors at a yield per annum equal to the sum of the then three-month Government of Canada Treasury Bill rate plus 3.65 per cent.

At Sept. 30, 2012, the Corporation had 12.0 million Series A (Dec. 31, 2011 - 12.0 million), 11.0 million Series C (Dec. 31, 2011 - 11.0 million), and 9.0 million Series E (Dec. 31, 2011 - nil) Cumulative Redeemable Rate Reset First Preferred shares, respectively, issued and outstanding.

31  TRANSALTA CORPORATION / Q3 2012

B.  Dividends

The following tables summarize the preferred share dividends declared in 2011 and 2012:

Series A Cumulative Redeemable Rate Reset First Preferred Shares:

Date declared	Payment date	Dividend per share ($)	Total dividends
Jan. 25, 2012	March 31, 2012	0.2875	3
Apr. 25, 2012	June 30, 2012	0.2875	4
July 13, 2012	Sept. 30, 2012	0.2875	4
		0.8625	11

Date declared	Payment date	Dividend per share ($)	Total dividends
Apr. 28, 2011	June 30, 2011	0.2875	3
July 27, 2011	Sept. 30, 2011	0.2875	4
Oct. 27, 2011	Dec. 31, 2011	0.2875	4
Total		0.8625	11

Series C Cumulative Redeemable Rate Reset First Preferred Shares:

Date declared	Payment date	Dividend per share ($)	Total dividends
Jan. 25, 2012(1)	March 31, 2012	0.3844	4
Apr. 25, 2012	June 30, 2012	0.2875	3
July 13, 2012	Sept. 30, 2012	0.2875	3
		0.9594	10
(1) Includes dividends of $0.0969 per share for the period from Nov. 29, 2011 to Dec. 31, 2011.

At Sept. 30, 2012, dividends on the Series E Cumulative Redeemable Rate Reset First Preferred shares were accrued.  There have been no dividends declared in 2012 to date.

32  TRANSALTA CORPORATION / Q3 2012

24.  ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The components of, and changes in, AOCI are presented below:

	2012	2011

Currency translation adjustment
Opening balance	(28)	(27)
Gains (losses) on translating net assets of foreign operations	(36)	43
Gains (losses) on financial instruments designated as hedges of foreign operations, net of tax(1)	25	(42)
Balance, Sept. 30	(39)	(26)

Cash flow hedges
Opening balance	(28)	232
Losses on derivatives designated as cash flow hedges, net of tax(2)	(15)	(34)
Reclassification of losses on derivatives designated as cash flow hedges to non-financial assets, net of tax(3)	3	-
Reclassification of (gains) losses on derivatives designated as cash flow hedges to net earnings, net of tax(4)	14	(203)
Balance, Sept. 30	(26)	(5)

Employee future benefits
Opening balance	(46)	(20)
Net actuarial losses on defined benefit plans, net of tax(5)	(29)	(19)
Balance, Sept. 30	(75)	(39)

Equity investees
Opening balance	-	-
Other comprehensive loss of equity investees, net of tax(6)	(2)	-
Balance, Sept. 30	(2)	-
Accumulated other comprehensive loss	(142)	(70)

(1) Net of income tax expense of 3 for the nine months ended Sept. 30, 2012 (2011 - 6 recovery).
(2) Net of income tax expense of 3 for the nine months ended Sept. 30, 2012 (2011 - 4 expense).
(3) Net of income tax recovery of 1 for the nine months ended Sept. 30, 2012 (2011 - nil).
(4) Net of income tax expense of 13 for the nine months ended Sept. 30, 2012 (2011 - 99 expense).
(5) Net of income tax recovery of 10 for the nine months ended Sept. 30, 2012 (2011 - 7 recovery).
(6) Net of income tax recovery of 1 for the nine months ended Sept. 30, 2012 (2011 - nil).

25.  CONTINGENCIES

TransAlta is occasionally named as a party in various claims and legal proceedings that arise during the normal course of its business. TransAlta reviews each of these claims, including the nature of the claim, the amount in dispute or claimed, and the availability of insurance coverage.  There can be no assurance that any particular claim will be resolved in the Corporation’s favour or that such claims may not have a material adverse effect on TransAlta.  Inquiries from regulatory bodies may also arise in the normal course of business, to which the Corporation responds as required.

33  TRANSALTA CORPORATION / Q3 2012

26.  COMMITMENTS

A.  Guarantees - Letters of credit

Letters of credit are issued to counterparties under various contractual arrangements with the Corporation and certain subsidiaries of the Corporation.  If the Corporation or its subsidiary does not perform under such contracts, the counterparty may present its claim for payment to the financial institution through which the letter of credit was issued.  Any amounts owed by the Corporation or its subsidiaries are reflected in the Consolidated Statements of Financial Position.  All letters of credit expire within one year and are expected to be renewed, as needed, in the normal course of business.  The total outstanding letters of credit as at Sept. 30, 2012 was $316 million (Dec. 31, 2011 - $328 million) with no (Dec. 31, 2011 - nil) amounts exercised by third parties under these arrangements.

B.  Purchase Commitments

During the third quarter 2012, the Corporation entered into several agreements for the purchase of natural gas to meet fuel requirements, and related transportation for the balance of 2012 and 2013.  The future payments are estimated to be $5 million for 2012 and $43 million for 2013.

27.  SEGMENT DISCLOSURES

A.  Reported Segment Earnings (Loss)

Each business segment assumes responsibility for its operating results to operating income.

3 months ended Sept. 30, 2012	Generation	Energy Trading	Corporate	Total
Revenues	554	(16)	-	538
Fuel and purchased power	208	-	-	208
Gross margin	346	(16)	-	330
Operations, maintenance and administration	89	7	21	117
Depreciation and amortization	117	-	5	122
Asset impairment charges (reversal)	(41)	-	-	(41)
Inventory writedown (reversal)	(8)	-	-	(8)
Taxes, other than income taxes	8	-	-	8
Intersegment cost allocation	3	(3)	-	-
Operating income (loss)	178	(20)	(26)	132
Finance lease income	1	-	-	1
Gain on sale of collateral	-	15	-	15
Sundance Units 1 and 2 arbitration	(7)	-	-	(7)
Foreign exchange gain				2
Net interest expense				(58)
Earnings before income taxes				85

34  TRANSALTA CORPORATION / Q3 2012

3 months ended Sept. 30, 2011	Generation	Energy Trading	Corporate	Total
Revenues	584	45	-	629
Fuel and purchased power	258	-	-	258
Gross margin	326	45	-	371
Operations, maintenance and administration	100	12	26	138
Depreciation and amortization	111	-	4	115
Asset impairment charges	5	-	-	5
Taxes, other than income taxes	7	-	-	7
Intersegment cost allocation	2	(2)	-	-
Operating income (loss)	101	35	(30)	106
Finance lease income	2	-	-	2
Equity income	14	-	-	14
Other income				1
Foreign exchange gain				1
Net interest expense				(54)
Earnings before income taxes				70

9 months ended Sept. 30, 2012	Generation	Energy Trading	Corporate	Total
Revenues	1,611	(10)	-	1,601
Fuel and purchased power	546	-	-	546
Gross margin	1,065	(10)	-	1,055
Operations, maintenance and administration	292	20	63	375
Depreciation and amortization	375	-	15	390
Asset impairment charges (reversal)	324	-	-	324
Inventory writedown	34	-	-	34
Taxes, other than income taxes	22	-	-	22
Intersegment cost allocation	10	(10)	-	-
Operating income (loss)	8	(20)	(78)	(90)
Finance lease income	5	-	-	5
Equity loss	(5)	-	-	(5)
Gain on sale of collateral	-	15	-	15
Sundance Units 1 and 2 arbitration	(254)	-	-	(254)
Gain on sale of facilities				3
Other income				1
Foreign exchange loss				(7)
Net interest expense				(182)
Loss before income taxes				(514)

35  TRANSALTA CORPORATION / Q3 2012

9 months ended Sept. 30, 2011	Generation	Energy Trading	Corporate	Total
Revenues	1,865	97	-	1,962
Fuel and purchased power	655	-	-	655
	1,210	97	-	1,307
Operations, maintenance and administration	309	27	64	400
Depreciation and amortization	333	1	15	349
Asset impairment charges	14	-	-	14
Taxes, other than income taxes	21	-	-	21
Intersegment cost allocation	6	(6)	-	-
Operating income (loss)	527	75	(79)	523
Finance lease income	6	-	-	6
Equity income	16	-	-	16
Gain on sale of facilities	3	-	-	3
Other income				2
Net interest expense				(151)
Earnings before income taxes				399

Included in the Generation Segment results for the three and nine months ended Sept. 30, 2012 are $4 million
(Sept. 30, 2011 - $4 million) and $17 million (Sept. 30, 2011 - $16 million) of incentives received under a Government of Canada program in respect of power generation from qualifying wind and hydro projects.

B.  Selected Condensed Consolidated Statements of Financial Position Information

Total segment assets	Generation	Energy Trading	Corporate	Total
Sept. 30, 2012	8,878	289	256	9,423
Dec. 31, 2011	8,983	394	359	9,736

C. Depreciation and Amortization on the Condensed Consolidated Statements of Cash Flows

The reconciliation between depreciation and amortization reported on the Condensed Consolidated Statements of Earnings and the Condensed Consolidated Statements of Cash Flows is presented below:

	3 months ended Sept. 30		9 months ended Sept. 30
	2012	2011	2012	2011
Depreciation and amortization expense on the Condensed Consolidated Statement of Earnings	122	115	390	349
Depreciation included in fuel and purchased power	7	10	27	29
Other	-	1	2	5
Depreciation and amortization expense on the Condensed Consolidated Statements of Cash Flows	129	126	419	383

36  TRANSALTA CORPORATION / Q3 2012

28.  CHANGES IN NON-CASH OPERATING WORKING CAPITAL

	3 months ended Sept. 30		9 months ended Sept. 30
	2012	2011	2012	2011
Source (use) of cash:
Accounts receivable	(67)	(76)	11	(73)
Prepaid expenses	10	1	(3)	(6)
Income taxes receivable	5	(1)	(9)	17
Inventory	(1)	18	(16)	(40)
Accounts payable and accrued liabilities	(167)	86	(20)	(45)
Decommissioning and other provisions	-	10	(41)	28
Income taxes payable	2	6	(14)	2
Change in non-cash operating working capital	(218)	44	(92)	(117)

29.  SUBSEQUENT EVENTS

On Oct. 25, 2012, TransAlta and MidAmerican Energy Holdings Company (“MidAmerican”) entered into a new strategic partnership through which the two companies will work together to develop, build, and operate new natural gas-fired electricity generation projects in Canada.  The agreement encompasses all new natural gas-fired generation opportunities considered by either TransAlta or MidAmerican in Canada, including TransAlta's proposed Sundance 7 project.   All development and construction, or acquisition, of approved projects will be funded equally by each partner and TransAlta will be responsible for construction management and operation and maintenance of projects that proceed.

37  TRANSALTA CORPORATION / Q3 2012